Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Health Benefits Direct Corporation

We hereby consent to the incorporation by reference in the Registration Statements of Health Benefits Direct Corporation on Forms SB-2 and S-1 (Nos. 333-123081, 333-133182, 333-142556 and 333-149015) and on Form S-8 (No. 333-142036) and the related prospectuses of our audit report dated April 12, 2010 with respect to the consolidated balance sheet at December 31, 2009 and 2008 and consolidated statements of operations, changes in shareholders’ equity (deficit) and cash flows of Health Benefits Direct Corporation for the years then ended in the Form 10-K.

Boca Raton, Florida	/s/ Sherb & Co., LLP
April 12, 2010	Certified Public Accountants